Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Mandiant, Inc.
(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the Mandiant, Inc. 2013 Equity Incentive Plan	Other	11,590,100(2)	$17.03(4)	$197,379,403.00	0.0000927	$18,297.07
Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the Mandiant, Inc. 2013 Employee Stock Purchase Plan, as amended and restated	Other	2,318,020(3)	$14.48(5)	$33,564,929.60	0.0000927	$3,111.47
Total Offering Amounts					$230,944,332.60
Total Fee Offsets							–
Net Fee Due							$21,408.54

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock of Mandiant, Inc. (the “Registrant”) that become issuable under the Mandiant, Inc. 2013 Equity Incentive Plan (the “2013 Plan”) or the Mandiant, Inc. 2013 Employee Stock Purchase Plan, as amended and restated (the “2013 ESPP”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)
Represents shares of common stock that were automatically added to the shares reserved for issuance under the 2013 Plan on January 1, 2022 pursuant to an “evergreen” provision contained in the 2013 Plan. Pursuant to such provision, on January 1st of each fiscal year, the number of shares reserved for issuance under the 2013 Plan is automatically increased by a number equal to the least of (i) 12,100,000 shares of common stock, (ii) five percent (5.0%) of the aggregate number of shares of common stock outstanding on December 31st of the preceding fiscal year, or (iii) such other amount as may be determined by the Registrant’s Board of Directors.

(3)
Represents shares of common stock that were automatically added to the shares authorized for issuance under the 2013 ESPP on January 1, 2022 pursuant to an “evergreen” provision contained in the 2013 ESPP. Pursuant to such provision, on January 1st of each fiscal year, the number of shares authorized for issuance under the 2013 ESPP is automatically increased by a number equal to the least of (i) 3,700,000 shares of common stock, (ii) one percent (1.0%) of the aggregate number of shares of common stock outstanding on such date, or (iii) such other amount as may be determined by the Registrant’s Board of Directors.

(4)
Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low prices per share of Registrant’s Common Stock on February 23, 2022, as reported on The NASDAQ Global Select Market.

(5)
Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of 85% of $17.03, the average of the high and low prices per share of the Registrant’s common stock on February 23, 2022, as reported on The NASDAQ Global Select Market. Pursuant to the 2013 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the lower of the fair market value of the common stock on (i) the first trading day of the offering period or (ii) the exercise date.